Exhibit 99.1

AMAZON.COM ANNOUNCES FOURTH QUARTER SALES UP 21% TO $87.4 BILLION
SEATTLE—(BUSINESS WIRE) January 30, 2020—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its fourth quarter ended December 31, 2019.
Operating cash flow increased 25% to $38.5 billion for the trailing twelve months, compared with $30.7 billion for the trailing twelve months ended December 31, 2018. Free cash flow increased to $25.8 billion for the trailing twelve months, compared with $19.4 billion for the trailing twelve months ended December 31, 2018. Free cash flow less principal repayments of finance leases and financing obligations increased to $16.2 billion for the trailing twelve months, compared with $11.6 billion for the trailing twelve months ended December 31, 2018. Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations increased to $12.5 billion for the trailing twelve months, compared with $8.4 billion for the trailing twelve months ended December 31, 2018.
Common shares outstanding plus shares underlying stock-based awards totaled 512 million on December 31, 2019, compared with 507 million one year ago.
Fourth Quarter 2019
Net sales increased 21% to $87.4 billion in the fourth quarter, compared with $72.4 billion in fourth quarter 2018. Excluding the $120 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales increased 21% compared with fourth quarter 2018.
Operating income increased to $3.9 billion in the fourth quarter, compared with operating income of $3.8 billion in fourth quarter 2018.
Net income increased to $3.3 billion in the fourth quarter, or $6.47 per diluted share, compared with net income of $3.0 billion, or $6.04 per diluted share, in fourth quarter 2018.
Full Year 2019
Net sales increased 20% to $280.5 billion, compared with $232.9 billion in 2018. Excluding the $2.6 billion unfavorable impact from year-over-year changes in foreign exchange rates throughout the year, net sales increased 22% compared with 2018.
Operating income increased to $14.5 billion, compared with operating income of $12.4 billion in 2018.
Net income increased to $11.6 billion, or $23.01 per diluted share, compared with net income of $10.1 billion, or $20.14 per diluted share, in 2018.
“Prime membership continues to get better for customers year after year. And customers are responding — more people joined Prime this quarter than ever before, and we now have over 150 million paid Prime members around the world,” said Jeff Bezos, Amazon founder and CEO. “We’ve made Prime delivery faster — the number of items delivered to U.S. customers with Prime’s free one-day and same-day delivery more than quadrupled this quarter compared to last year. Members now have free two-hour grocery delivery from Amazon Fresh and Whole Foods Market in more than 2,000 U.S. cities and towns. Prime members watched double the hours of original movies and TV shows on Prime Video this quarter compared to last year, and Amazon Originals received a record 88 nominations and 26 wins at major awards shows. A huge thank you to teams across Amazon for their dedicated work to build, innovate, and deliver for customers this holiday.”
Highlights

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During this holiday season, customers ordered billions of items worldwide, including tens of millions of Amazon devices. Best-selling devices this holiday were Echo Dot, Fire TV Stick 4K with Alexa Voice Remote, and Echo Show 5.

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Amazon announced that delivery through Amazon Fresh, which was previously $14.99 a month, is now a free benefit for Prime members. Members in more than 2,000 U.S. cities and towns can access free two-hour grocery delivery from Amazon Fresh and Whole Foods Market. Grocery delivery orders from Amazon Fresh and Whole Foods Market more than doubled in the fourth quarter year-over-year.

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Amazon announced Alexa integrations with new automotive brands at CES 2020. Fiat Chrysler Automobiles is adding Alexa to the newest version of its infotainment system for cars, Uconnect 5.0, Lamborghini is adding Alexa to its Huracan Evo range, and Rivian is integrating Alexa into its electric vehicle lineup, including its upcoming fleet of 100,000 all-electric Amazon delivery vans.

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Alexa continues to get smarter and make customers’ lives easier with new features, including medication reminders and voice refills, BuzzFeed Tasty recipe videos, the ability to pay utility bills, and purchase fuel at more than 11,500 Exxon and Mobil stations. Customers can also enjoy even more entertainment options for Alexa including content from Spotify Free, Spotify Podcasts, Apple Podcasts, SiriusXM’s On Demand library, and Tubi TV. Additionally customers can say “Alexa, why did you do that?” to hear short explanations about her response.

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Amazon announced additional companies joined the Voice Interoperability Initiative, a program to ensure voice-enabled products provide customers with choice and flexibility through multiple, interoperable voice services. New participants include automakers such as Audi and Volkswagen; brands such as Acer, BBC, Hisense, TIM, TiVo, and Vestel; and technology brands Aspinity, Syntiant, and Vesper.

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Amazon announced there are now hundreds of millions of Alexa-enabled devices in customers’ hands and customers interact with Alexa billions of times each week. Customers rely on Alexa to control smart home devices hundreds of millions of times each week, and can enjoy new features including the ability to pause or resume Wi-Fi access in their home using voice.

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Fire TV now has more than 40 million active users worldwide. Amazon announced the new Fire TV Edition at CES 2020, which includes a set of tools, features, and services that make it even easier for developers, operators, device makers, and manufacturers to integrate Fire TV into their products. BMW and Fiat Chrysler Automobiles are among the first automakers to introduce Fire TV in their future vehicles.

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Fire TV announced the expansion of Fire TV Edition Smart TVs in India with Onida, adding to the growing list of Fire TV Edition Smart TVs and soundbars from brands like Toshiba, Insignia, and Grundig. Fire TV added more content for customers, including apps from Disney+, Apple TV, and Peloton.

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Amazon released several new products and services designed for kids, including the all-new Fire HD 10 Kids Edition, Kindle Kids Edition, Echo Glow, and expansion of FreeTime on Alexa to Echo Show devices — enabling kids to watch age-appropriate videos, make video calls with approved family and friends, take photos and add stickers, and more.

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Ring announced several new products and features, including additions to its smart lighting lineup and the all-new Control Center, a new, easy-to-use dashboard where customers can view and control privacy and security settings. Ring also launched Ring Alarm in the U.K., as well as the all-new Indoor Cam and Stick Up Cam in several countries such as Canada, Australia, New Zealand, the U.K., France, Germany, Italy, and Spain.

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Amazon Original series Hunters will premiere on Prime Video on February 21st. Produced by Academy Award-winner Jordan Peele and starring Academy Award-winner Al Pacino, Hunters follows a diverse band of Nazi hunters living in 1977 New York City. Prime Video debuted several Original series and movies last quarter including The Report, The Aeronauts, The Kacey Musgraves Christmas Special, The Expanse, as well as the return of The Marvelous Mrs. Maisel, Tom Clancy’s Jack Ryan, and the final season of The Man in the High Castle.

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Prime Video received eight Golden Globe Award nominations, with Fleabag winning Best Television Series, Musical or Comedy, as well as Best Performance by an Actress in a Television Series, Musical or Comedy, for Phoebe Waller-Bridge.

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Amazon Music has more than 55 million customers worldwide. Collectively, in the U.S., U.K., Germany, and Japan, Amazon Music customers have grown nearly 50% year-over-year; and in newer marketplaces France, Italy, Spain, and Mexico, Amazon Music customers more than doubled in 2019. Additionally, Amazon Music Unlimited subscribers grew more than 50% in 2019.

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Amazon announced that free returns can now be made at more than 18,000 drop-off locations in the U.S., including Amazon Books and Amazon 4-star stores, Amazon Hub locations, Kohl’s, select Whole Foods Market stores, UPS, and more. In support of Amazon’s commitment to sustainability, more than 5,800 locations now offer label-free and box-free returns, limiting the amount of packaging used.

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Since launching Prime in September, Brazil has seen the fastest growth in paid Prime members in Amazon’s history. Selection on amazon.com.br continues to expand and now includes millions of items, and in December the country opened its fourth fulfillment center to support growth. Additionally, Prime Video announced four new original productions for 2020, and will debut All or Nothing: Brazil National Football Team on January 31st.

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Amazon pledged to invest $1 billion to help digitize traders and micro, small, and medium-sized businesses (MSMBs) across India, with the goal of bringing more than 10 million MSMBs online by 2025. Today, there are more than 550,000 sellers on the Amazon India marketplace, more than 60,000 Indian manufacturers and brands are exporting their “Make in India” products to customers worldwide on Amazon, and we expect our new $1 billion investment to enable $10 billion in cumulative Indian exports by 2025.

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Since launching amazon.in in 2013, Amazon has created more than 700,000 direct and indirect jobs in India. In January, Amazon announced plans to create an additional one million jobs in India by 2025, with continued investments in technology, infrastructure, and logistics. Since 2014, Amazon has grown its employee base more than four times, and last year inaugurated its new campus building in Hyderabad — Amazon’s first fully-owned campus outside the United States and the largest building globally in terms of employees and space.

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Amazon India announced it will have 10,000 electric vehicles in its delivery fleet by 2025. This investment is part of Amazon’s recent co-founding of The Climate Pledge, a commitment to meet the Paris Agreement 10 years early by achieving net zero carbon emissions by 2040.

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Amazon Business launched in Canada and now serves commercial and public sector organizations of all sizes in Canada and eight other countries, including the U.S., U.K., Germany, France, Italy, Spain, Japan, and India. Amazon Business also launched Business Prime in Canada. Business Prime offers member-only benefits to help save time and money, in addition to unlimited fast, free shipping on eligible items for every member on the account.

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Amazon Fashion produced its first holiday catalog featuring influencers Louise Roe, Ayana Iman Gibbs, Tylynn Nguyen, and their families in our favorite holiday looks. Additionally, Amazon Fashion and Amazon Home partnered with Refinery29 to open a holiday pop-up shop in New York City showcasing selection for the whole family.

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Amazon Fashion continues to increase its assortment with the introduction of new brands, such as Tissot, Swatch, and Vineyard Vines, as well as the expansion of the Amazon brand, Goodthreads, which now offers women’s styles.

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In 2019, authors earned more than $300 million from the Kindle Direct Publishing (KDP) Select Global Fund, totaling more than $1.1 billion since the launch of Kindle Unlimited. Millions of independent authors have self-published millions of books through KDP since launching the service in 2007. Additionally, thousands of independent authors earned more than $50,000, with more than a thousand surpassing $100,000 in royalties in 2019 through KDP.

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Independent third-party sellers — mostly small and medium-sized businesses — sold more than a billion items during the holiday season, including more than 100 million items shipped with Prime Free One-Day Delivery. Amazon also announced nine winners of the Small Business Spotlight Awards in the U.K., Germany, and the U.S., including Small Business of the Year winners Gamely Games in the U.K., Snocks in Germany, and nutpods in the U.S.

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Amazon was recognized by the Drucker Institute as the #1 Best-Managed Company of 2019, based on a study that measures corporate performance across customer satisfaction, employee engagement and development, innovation, social responsibility, and financial strength. Amazon received a perfect score on the Human Rights Campaign’s 2020 Corporate Equality Index and the designation of being a “Best Place to Work for LGBTQ Equality.”  Employers earning top ratings took steps to ensure greater equity for lesbian, gay, bisexual, transgender, and queer (LGBTQ) workers and their families in the form of comprehensive policies, benefits, and practices.

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Amazon announced six new renewable energy projects across the U.S. and Europe that will support Amazon’s commitment to The Climate Pledge to be net zero carbon by 2040 and supply renewable energy for the company’s fulfillment network and Amazon Web Services (AWS) data centers. To date, Amazon has launched over 70 renewable energy projects that will provide over 1,900 MW of renewable capacity and are projected to deliver more than 5.3 million MWh of renewable energy annually.

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This holiday season, Amazon surprised hundreds of charities across the U.S. by donating hundreds of thousands of items from their AmazonSmile Charity Lists, including more than 5,000 blankets, sheets, and pillows; more than 30,000 toys and educational items for kids; more than 40,000 apparel items; and more than 60,000 pantry items.

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AWS announced several significant new customer commitments and migrations during the quarter spanning major industries, including finance with Western Union, FINRA CAT, LLC, a subsidiary of FINRA (Financial Industry Regulatory Authority), and Klarna, a leading global payments provider and bank; media with Fox Corporation, and ProSiebenSat.1 Media SE, Europe’s leading satellite and cable broadcaster; sports with a new player health and safety initiative with the NFL, the Seattle Seahawks, Bundesliga, Germany’s premier football league, and Formula One Group; energy with BP; pharmaceuticals with Novartis; and hospitality with Best Western Hotels & Resorts, among others.

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AWS announced three Arm-based instances (M6g, C6g, R6g) powered by AWS’s new Graviton2 processors, that deliver up to 40% better price and performance than current x86 processor-based instances. These new Arm-based instances are powered by the AWS Nitro System, a combination of dedicated hardware and lightweight hypervisor, enabling faster innovation and enhanced security for customers at a much lower cost.

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AWS announced the general availability of AWS Outposts, a fully-managed service that extends AWS infrastructure and services to virtually any data center, co-location space, or on-premises facility. AWS Outposts offers customers the same AWS hardware infrastructure, services, APIs, and tools to build and run applications on premises and in the cloud for a truly consistent hybrid experience. AWS compute, storage, database, and other services run locally on Outposts, and customers can access the full range of AWS services available in the region to build, manage, and scale on-premises applications using familiar AWS services and tools.

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AWS announced AWS Local Zones, a new type of AWS infrastructure deployment that places AWS compute, storage, database, and other select services closer to large population, industry, and IT centers where no AWS Region exists today. With the opening of the first AWS Local Zone in Los Angeles (LA), developers will have the ability to deploy applications that require single-digit millisecond latencies to end-users also in LA. AWS Local Zone customers will be able to use their compute, storage, database, and other select services locally in LA, while also being able to seamlessly connect back to the rest of their workloads running in the AWS U.S. West (Oregon) Region or other AWS Regions a customer may be using.

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AWS announced AWS Wavelength, which enables developers to build applications that deliver single-digit millisecond latencies to mobile devices and users by deploying AWS compute and storage at the edge of the 5G network. With AWS Wavelength, developers can serve use cases that require ultra-low latency like machine learning inference at the edge, autonomous industrial equipment, smart cars and cities, Internet of Things (IoT), and Augmented and Virtual Reality. AWS is partnering with Verizon on making AWS Wavelength available across the U.S., and is collaborating with other leading telecommunications companies, including Vodafone and SK Telecom, to launch AWS Wavelength across Europe and South Korea in 2020, with more global partners coming soon.

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AWS announced six new capabilities for Amazon SageMaker, a fully-managed service that removes the heavy lifting from each step of the machine learning process. Amazon SageMaker Studio is the first fully integrated development environment for machine learning that makes it easier for developers to build, debug, train, deploy, monitor, and operate custom machine learning models; Amazon SageMaker Notebooks allows developers to spin up elastic machine learning notebooks in seconds, and automates the process of sharing notebooks with a single-click; Amazon SageMaker Experiments helps developers visualize and compare machine learning model iterations, training parameters, and outcomes; Amazon SageMaker Autopilot allows developers to submit simple data in CSV files and have machine learning models automatically generated, with full visibility to how the models are created so developers can evolve them over time; Amazon SageMaker Debugger provides real-time monitoring for machine learning models to improve predictive accuracy, reduce training times, and facilitate greater explainability; and Amazon SageMaker Model Monitor detects concept drift to discover when the performance of a model running in production begins to deviate from the original trained model.

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AWS announced five new artificial intelligence (AI) services designed to put machine learning in the hands of more developers — with no machine learning experience required. Amazon Kendra reinvents enterprise search by using natural language processing and other machine learning techniques to unite multiple data silos inside an enterprise and consistently provide high-quality results to common queries instead of a random list of links in response to keyword queries; Amazon CodeGuru helps software developers automate code reviews and identify an application’s most expensive lines of code; Amazon Fraud Detector helps businesses identify online identity and payment fraud in real time, based on the same technology developed for Amazon.com; Amazon Transcribe Medical offers healthcare providers highly accurate, real-time speech-to-text transcription so they can focus on patient care; and Amazon Augmented Artificial Intelligence (A2I) helps developers validate machine learning predictions through human confirmation.

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AWS announced a set of machine learning-powered analytics capabilities for Amazon Connect called Contact Lens, which make it easier for businesses to identify customer issues and trends, search call and chat transcripts, and improve agent performance. Amazon Connect offers customers a fully-managed cloud contact center service. Now with Contact Lens, Amazon Connect customers have the ability to understand the sentiment, trends, and compliance of their own customer conversations to improve the experience and identify crucial feedback, with no machine learning experience required.

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AWS announced significant new analytics capabilities in Redshift that provide an order of magnitude better query performance, deliver greater flexibility, and help customers embrace data at scale. Amazon Redshift RA3 instances allow customers to optimize their data warehouse by scaling and paying for compute and storage independently, so they can choose the number of instances they need based on their data warehousing workload’s performance requirements, and only pay for the managed storage that they use; AQUA (Advanced Query Accelerator) for Amazon Redshift is a new distributed and hardware-accelerated cache that brings compute to the storage layer, so data doesn’t have to move back and forth between the two, giving customers up to 10x better query performance than other cloud data warehouse provider; Amazon Redshift Data Lake Export allows customers to export data directly from Amazon Redshift to Amazon S3 in an open data format optimized for analytics; and Amazon Redshift Federated Query lets customers analyze data across their Amazon Redshift data warehouse, Amazon Simple Storage Service (S3) Data Lake, and Amazon RDS and Aurora databases.

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AWS announced a new innovative highly-scalable, cost-saving warm storage tier for Amazon Elasticsearch Service called UltraWarm that makes it easier for customers to retain any amount of current and historical log data at up to one-tenth the current cost and is 80% less than the cost of warm-tier storage from other managed Elasticsearch offerings.

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AWS announced Amazon Managed (Apache) Cassandra Service, a scalable, highly available, and fully-managed database service that supports Cassandra workloads. Developers can use the same Cassandra application code, Apache

2.0 licensed drivers, and tools as they do today to run, manage, and scale workloads on Amazon Managed Cassandra Service without having to worry about managing the underlying infrastructure. And, because it’s serverless, it also removes the need to provision, configure, and operate large Cassandra clusters, manually add or remove nodes, and rebalance partitions as traffic scales up or down.

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AWS announced three new services and capabilities that make it easier for customers to build and operate securely. Amazon Detective analyzes trillions of data points, using machine learning, statistical analysis, and graph theory to make it easier to visualize and conduct faster and more efficient security investigations; AWS IAM Access Analyzer makes it simple for security teams and administrators to audit resource policies for unintended access by analyzing hundreds or even thousands of policies across a customer’s environment in seconds, and delivering detailed findings about resources that are accessible from outside the account; and AWS Nitro Enclaves is a new Amazon EC2 capability that makes it easy for customers in healthcare, financial services, energy, media and entertainment, and other data-intensive industries to process highly sensitive data, like personally identifiable information and intellectual property on their compute instances, particularly from internal threats within their own accounts.

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AWS announced that customers can start using AWS Fargate for Amazon Elastic Kubernetes Service (EKS), making it easier for customers to run Kubernetes applications on AWS. AWS Fargate, which provides serverless computing for containers, has substantially changed the way developers manage and deploy their containers. Launched two years ago to work with Amazon Elastic Container Service (ECS), AWS Fargate has been broadly requested by Kubernetes customers. Now, with AWS Fargate for Amazon EKS, customers can run Kubernetes-based applications on AWS without the need to manage servers and clusters.

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AWS announced three key initiatives as a part of its plans to help advance quantum computing technologies. Amazon Braket is a new, fully-managed AWS service that enables scientists, researchers, and developers to begin experimenting with computers from quantum hardware providers (including D-Wave, IonQ, and Rigetti) in a single place; AWS Center for Quantum Computing will bring together quantum computing experts from Amazon, the California Institute of Technology (Caltech), and other top academic research institutions to collaborate on the research and development of new quantum computing technologies; and the Amazon Quantum Solutions Lab connects customers with quantum computing experts from Amazon and its partners to develop internal expertise aimed at identifying practical uses of quantum computing, and accelerating the development of quantum applications with meaningful impact.

Financial Guidance
The following forward-looking statements reflect Amazon.com’s expectations as of January 30, 2020, and are subject to substantial uncertainty. Our results are inherently unpredictable and may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and customer spending, world events, the rate of growth of the Internet, online commerce, and cloud services, and the various factors detailed below.
First Quarter 2020 Guidance

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Net sales are expected to be between $69.0 billion and $73.0 billion, or to grow between 16% and 22% compared with first quarter 2019. This guidance anticipates a favorable impact of approximately 5 basis points from foreign exchange rates.

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Operating income is expected to be between $3.0 billion and $4.2 billion, compared with $4.4 billion in first quarter 2019. This guidance includes approximately $800 million lower depreciation expense due to an increase in the estimated useful life of our servers beginning on January 1, 2020.

•	This guidance assumes, among other things, that no additional business acquisitions, investments, restructurings, or legal settlements are concluded.

A conference call will be webcast live today at 2:30 p.m. PT/5:30 p.m. ET, and will be available for at least three months at amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of claims, litigation, government investigations, and other proceedings, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains, and develops commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, system interruptions, government regulation and taxation, and fraud. In addition, the global economic climate amplifies many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings.

Our investor relations website is amazon.com/ir and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.
About Amazon
Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. Customer reviews, 1-Click shopping, personalized recommendations, Prime, Fulfillment by Amazon, AWS, Kindle Direct Publishing, Kindle, Fire tablets, Fire TV, Amazon Echo, and Alexa are some of the products and services pioneered by Amazon. For more information, visit amazon.com/about and follow @AmazonNews.

AMAZON.COM, INC.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2019	2018	2019

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	$21,032	$23,554	$21,856	$32,173
OPERATING ACTIVITIES:
Net income	3,027	3,268	10,073	11,588
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization of property and equipment and capitalized content costs, operating lease assets, and other	4,262	6,170	15,341	21,789
Stock-based compensation	1,417	1,840	5,418	6,864
Other operating expense (income), net	72	50	274	164
Other expense (income), net	197	(494)	219	(249)
Deferred income taxes	173	185	441	796
Changes in operating assets and liabilities:
Inventories	(1,350)	(1,516)	(1,314)	(3,278)
Accounts receivable, net and other	(1,395)	(3,906)	(4,615)	(7,681)
Accounts payable	6,882	10,683	3,263	8,193
Accrued expenses and other	2,665	2,894	472	(1,383)
Unearned revenue	528	485	1,151	1,711
Net cash provided by (used in) operating activities	16,478	19,659	30,723	38,514
INVESTING ACTIVITIES:
Purchases of property and equipment	(3,733)	(5,312)	(13,427)	(16,861)
Proceeds from property and equipment sales and incentives	614	1,371	2,104	4,172
Acquisitions, net of cash acquired, and other	(331)	(777)	(2,186)	(2,461)
Sales and maturities of marketable securities	1,938	7,626	8,240	22,681
Purchases of marketable securities	(2,060)	(6,444)	(7,100)	(31,812)
Net cash provided by (used in) investing activities	(3,572)	(3,536)	(12,369)	(24,281)
FINANCING ACTIVITIES:
Proceeds from long-term debt and other	406	1,098	768	2,273
Repayments of long-term debt and other	(134)	(1,865)	(668)	(2,684)
Principal repayments of finance leases	(1,906)	(2,780)	(7,449)	(9,628)
Principal repayments of financing obligations	(126)	(24)	(337)	(27)
Net cash provided by (used in) financing activities	(1,760)	(3,571)	(7,686)	(10,066)
Foreign currency effect on cash, cash equivalents, and restricted cash	(5)	304	(351)	70
Net increase (decrease) in cash, cash equivalents, and restricted cash	11,141	12,856	10,317	4,237
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$32,173	$36,410	$32,173	$36,410
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest on long-term debt	$121	$155	$854	$875
Cash paid for operating leases	—	941	—	3,361
Cash paid for interest on finance leases	103	166	381	647
Cash paid for interest on financing obligations	53	19	194	39
Cash paid for income taxes, net of refunds	171	188	1,184	881
Assets acquired under operating leases	—	2,476	—	7,870
Property and equipment acquired under finance leases	3,680	4,182	10,615	13,723
Property and equipment acquired under build-to-suit arrangements	1,143	252	3,641	1,362
______________________________
On January 1, 2019, we adopted accounting guidance amending the accounting for leases, which did not have a material impact on our 2019 operating results. Prior period amounts were not retrospectively adjusted. Under this new guidance, leases we previously referred to as “capital leases” are now referred to as “finance leases.” Leases we previously referred to as “finance leases” are now referred to as “financing obligations.”

AMAZON.COM, INC.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2019	2018	2019

Net product sales	$44,700	$50,542	$141,915	$160,408
Net service sales	27,683	36,895	90,972	120,114
Total net sales	72,383	87,437	232,887	280,522
Operating expenses:
Cost of sales	44,786	53,977	139,156	165,536
Fulfillment	10,028	12,192	34,027	40,232
Technology and content	7,669	9,740	28,837	35,931
Marketing	4,911	6,172	13,814	18,878
General and administrative	1,117	1,412	4,336	5,203
Other operating expense (income), net	86	65	296	201
Total operating expenses	68,597	83,558	220,466	265,981
Operating income	3,786	3,879	12,421	14,541
Interest income	150	211	440	832
Interest expense	(387)	(455)	(1,417)	(1,600)
Other income (expense), net	(199)	418	(183)	203
Total non-operating income (expense)	(436)	174	(1,160)	(565)
Income before income taxes	3,350	4,053	11,261	13,976
Provision for income taxes	(327)	(786)	(1,197)	(2,374)
Equity-method investment activity, net of tax	4	1	9	(14)
Net income	$3,027	$3,268	$10,073	$11,588
Basic earnings per share	$6.18	$6.58	$20.68	$23.46
Diluted earnings per share	$6.04	$6.47	$20.14	$23.01
Weighted-average shares used in computation of earnings per share:
Basic	490	496	487	494
Diluted	501	505	500	504

AMAZON.COM, INC.
Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2019	2018	2019

Net income	$3,027	$3,268	$10,073	$11,588
Other comprehensive income (loss):
Net change in foreign currency translation adjustments:
Foreign currency translation adjustments, net of tax of $(13), $1, $6, and $(5)	(25)	447	(538)	78
Reclassification adjustment for foreign currency translation included in “Other operating expense (income), net,” net of tax of $0, $0, $0, and $29	—	—	—	(108)
Net foreign currency translation adjustments	(25)	447	(538)	(30)
Net change in unrealized gains (losses) on available-for-sale debt securities:
Unrealized gains (losses), net of tax of $0, $1, $0, and $(12)	5	(2)	(17)	83
Reclassification adjustment for losses (gains) included in “Other income (expense), net,” net of tax of $0, $0, $0, and $0	2	(2)	8	(4)
Net unrealized gains (losses) on available-for-sale debt securities	7	(4)	(9)	79
Total other comprehensive income (loss)	(18)	443	(547)	49
Comprehensive income	$3,009	$3,711	$9,526	$11,637

AMAZON.COM, INC.
Segment Information
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2019	2018	2019

North America
Net sales	$44,124	$53,670	$141,366	$170,773
Operating expenses	41,873	51,770	134,099	163,740
Operating income	$2,251	$1,900	$7,267	$7,033

International
Net sales	$20,829	$23,813	$65,866	$74,723
Operating expenses	21,471	24,430	68,008	76,416
Operating income (loss)	$(642)	$(617)	$(2,142)	$(1,693)

AWS
Net sales	$7,430	$9,954	$25,655	$35,026
Operating expenses	5,253	7,358	18,359	25,825
Operating income	$2,177	$2,596	$7,296	$9,201

Consolidated
Net sales	$72,383	$87,437	$232,887	$280,522
Operating expenses	68,597	83,558	220,466	265,981
Operating income	3,786	3,879	12,421	14,541
Total non-operating income (expense)	(436)	174	(1,160)	(565)
Provision for income taxes	(327)	(786)	(1,197)	(2,374)
Equity-method investment activity, net of tax	4	1	9	(14)
Net income	$3,027	$3,268	$10,073	$11,588

Segment Highlights:
Y/Y net sales growth:
North America	18%	22%	33%	21%
International	15	14	21	13
AWS	45	34	47	37
Consolidated	20	21	31	20
Net sales mix:
North America	61%	61%	61%	61%
International	29	27	28	27
AWS	10	12	11	12
Consolidated	100%	100%	100%	100%

AMAZON.COM, INC.
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2018	December 31, 2019
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,750	$36,092
Marketable securities	9,500	18,929
Inventories	17,174	20,497
Accounts receivable, net and other	16,677	20,816
Total current assets	75,101	96,334
Property and equipment, net	61,797	72,705
Operating leases	—	25,141
Goodwill	14,548	14,754
Other assets	11,202	16,314
Total assets	$162,648	$225,248
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,192	$47,183
Accrued expenses and other	23,663	32,439
Unearned revenue	6,536	8,190
Total current liabilities	68,391	87,812
Long-term lease liabilities	9,650	39,791
Long-term debt	23,495	23,414
Other long-term liabilities	17,563	12,171
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 514 and 521
Outstanding shares — 491 and 498	5	5
Treasury stock, at cost	(1,837)	(1,837)
Additional paid-in capital	26,791	33,658
Accumulated other comprehensive income (loss)	(1,035)	(986)
Retained earnings	19,625	31,220
Total stockholders’ equity	43,549	62,060
Total liabilities and stockholders’ equity	$162,648	$225,248

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except per share data)
(unaudited)

	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Y/Y % Change
Cash Flows and Shares
Operating cash flow -- trailing twelve months (TTM)	$26,604	$30,723	$34,360	$36,029	$35,332	$38,514	25%
Operating cash flow -- TTM Y/Y growth	57%	67%	89%	65%	33%	25%	N/A
Purchases of property and equipment, net of proceeds from sales and incentives -- TTM	$11,239	$11,323	$11,316	$11,011	$11,868	$12,689	12%
Principal repayments of finance leases -- TTM (1)	$7,016	$7,449	$7,649	$8,693	$8,754	$9,628	29%
Principal repayments of financing obligations -- TTM (1)	$277	$337	$266	$211	$129	$27	(92)%
Equipment acquired under finance leases -- TTM (1) (2)	$9,704	$10,615	$10,909	$11,656	$12,580	$12,916	22%
Principal repayments of all other finance leases -- TTM (1) (3)	$—	$—	$76	$176	$302	$392	N/A
Free cash flow -- TTM (4)	$15,365	$19,400	$23,044	$25,018	$23,464	$25,825	33%
Free cash flow less principal repayments of finance leases and financing obligations -- TTM (1) (5)	$8,072	$11,614	$15,129	$16,114	$14,581	$16,170	39%
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations -- TTM (1) (6)	$5,384	$8,448	$11,793	$12,975	$10,453	$12,490	48%
Common shares and stock-based awards outstanding	507	507	507	510	511	512	1%
Common shares outstanding	489	491	492	494	495	498	1%
Stock-based awards outstanding	18	16	15	16	16	14	(10)%
Stock-based awards outstanding -- % of common shares outstanding	3.7%	3.2%	3.0%	3.3%	3.2%	2.9%	N/A
Results of Operations
Worldwide (WW) net sales	$56,576	$72,383	$59,700	$63,404	$69,981	$87,437	21%
WW net sales -- Y/Y growth, excluding F/X	30%	21%	19%	21%	25%	21%	N/A
WW net sales -- TTM	$220,958	$232,887	$241,546	$252,064	$265,469	$280,522	20%
WW net sales -- TTM Y/Y growth, excluding F/X	35%	30%	26%	23%	22%	22%	N/A
Operating income	$3,724	$3,786	$4,420	$3,084	$3,157	$3,879	2%
F/X impact -- favorable (unfavorable)	$90	$123	$84	$58	$22	$16	N/A
Operating income -- Y/Y growth (decline), excluding F/X	948%	72%	125%	1%	(16)%	2%	N/A
Operating margin -- % of WW net sales	6.6%	5.2%	7.4%	4.9%	4.5%	4.4%	N/A
Operating income -- TTM	$10,762	$12,421	$14,914	$15,014	$14,448	$14,541	17%
Operating income -- TTM Y/Y growth (decline), excluding F/X	231%	197%	190%	99%	32%	16%	N/A
Operating margin -- TTM % of WW net sales	4.9%	5.3%	6.2%	6.0%	5.4%	5.2%	N/A
Net income	$2,883	$3,027	$3,561	$2,625	$2,134	$3,268	8%
Net income per diluted share	$5.75	$6.04	$7.09	$5.22	$4.23	$6.47	7%
Net income -- TTM	$8,902	$10,073	$12,005	$12,096	$11,347	$11,588	15%
Net income per diluted share -- TTM	$17.85	$20.14	$23.96	$24.08	$22.57	$23.01	14%
______________________________

(1)
On January 1, 2019, we adopted accounting guidance amending the accounting for leases, which did not have a material impact on our 2019 operating results. Prior period amounts were not retrospectively adjusted. Under this new guidance, leases we previously referred to as “capital leases” are now referred to as “finance leases.” Leases we previously referred to as “finance leases” are now referred to as “financing obligations.”

(2)
For the twelve months ended December 31, 2019, this amount relates to equipment included in “Property and equipment acquired under finance leases” of $13,723 million. Amounts for periods prior to 2019 have not been retrospectively adjusted.

(3)
For the twelve months ended December 31, 2019, this amount relates to property included in “Principal repayments of finance leases” of $9,628 million. Amounts for periods prior to 2019 have not been retrospectively adjusted.

(4)	Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”

(5)
Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”

(6)
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.”

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions)
(unaudited)

	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Y/Y % Change
Segments
North America Segment:
Net sales	$34,348	$44,124	$35,812	$38,653	$42,638	$53,670	22%
Net sales -- Y/Y growth, excluding F/X	35%	18%	17%	20%	24%	22%	N/A
Net sales -- TTM	$134,545	$141,366	$146,453	$152,938	$161,228	$170,773	21%
Operating income	$2,032	$2,251	$2,287	$1,564	$1,282	$1,900	(16)%
F/X impact -- favorable (unfavorable)	$9	$17	$13	$7	$6	$(3)	N/A
Operating income -- Y/Y growth (decline), excluding F/X	N/A	32%	98%	(15)%	(37)%	(16)%	N/A
Operating margin -- % of North America net sales	5.9%	5.1%	6.4%	4.0%	3.0%	3.5%	N/A
Operating income -- TTM	$6,708	$7,267	$8,405	$8,134	$7,384	$7,033	(3)%
Operating margin -- TTM % of North America net sales	5.0%	5.1%	5.7%	5.3%	4.6%	4.1%	N/A
International Segment:
Net sales	$15,549	$20,829	$16,192	$16,370	$18,348	$23,813	14%
Net sales -- Y/Y growth, excluding F/X	15%	19%	16%	17%	21%	15%	N/A
Net sales -- TTM	$63,074	$65,866	$67,184	$68,941	$71,740	$74,723	13%
Operating income (loss)	$(385)	$(642)	$(90)	$(601)	$(386)	$(617)	(4)%
F/X impact -- favorable (unfavorable)	$47	$55	$(39)	$(36)	$(34)	$(7)	N/A
Operating income/loss -- Y/Y growth (decline), excluding F/X	(54)%	(24)%	(92)%	15%	(8)%	(5)%	N/A
Operating margin -- % of International net sales	(2.5)%	(3.1)%	(1.0)%	(3.7)%	(2.1)%	(2.6)%	N/A
Operating income (loss) -- TTM	$(2,420)	$(2,142)	$(1,610)	$(1,718)	$(1,718)	$(1,693)	(21)%
Operating margin -- TTM % of International net sales	(3.8)%	(3.3)%	(2.4)%	(2.5)%	(2.4)%	(2.3)%	N/A
AWS Segment:
Net sales	$6,679	$7,430	$7,696	$8,381	$8,995	$9,954	34%
Net sales -- Y/Y growth, excluding F/X	46%	46%	42%	37%	35%	34%	N/A
Net sales -- TTM	$23,339	$25,655	$27,909	$30,185	$32,501	$35,026	37%
Operating income	$2,077	$2,177	$2,223	$2,121	$2,261	$2,596	19%
F/X impact -- favorable (unfavorable)	$34	$51	$110	$87	$50	$26	N/A
Operating income -- Y/Y growth, excluding F/X	75%	57%	51%	24%	6%	18%	N/A
Operating margin -- % of AWS net sales	31.1%	29.3%	28.9%	25.3%	25.1%	26.1%	N/A
Operating income -- TTM	$6,473	$7,296	$8,119	$8,598	$8,782	$9,201	26%
Operating margin -- TTM % of AWS net sales	27.7%	28.4%	29.1%	28.5%	27.0%	26.3%	N/A

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except employee data)
(unaudited)

	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Y/Y % Change
Net Sales
Online stores (1)	$29,061	$39,822	$29,498	$31,053	$35,039	$45,657	15%
Online stores -- Y/Y growth, excluding F/X	11%	14%	12%	16%	22%	15%	N/A
Physical stores (2)	$4,248	$4,401	$4,307	$4,330	$4,192	$4,363	(1)%
Physical stores -- Y/Y growth, excluding F/X	N/A	(3)%	1%	1%	(1)%	(1)%	N/A
Third-party seller services (3)	$10,395	$13,383	$11,141	$11,962	$13,212	$17,446	30%
Third-party seller services -- Y/Y growth, excluding F/X	32%	28%	23%	25%	28%	31%	N/A
Subscription services (4)	$3,698	$3,959	$4,342	$4,676	$4,957	$5,235	32%
Subscription services -- Y/Y growth, excluding F/X	52%	26%	42%	39%	35%	32%	N/A
AWS	$6,679	$7,430	$7,696	$8,381	$8,995	$9,954	34%
AWS -- Y/Y growth, excluding F/X	46%	46%	42%	37%	35%	34%	N/A
Other (5)	$2,495	$3,388	$2,716	$3,002	$3,586	$4,782	41%
Other -- Y/Y growth, excluding F/X (6)	123%	97%	36%	37%	45%	41%	N/A

Stock-based Compensation Expense
Cost of sales	$19	$21	$24	$43	$39	$43	103%
Fulfillment	$269	$287	$234	$360	$301	$286	—%
Technology and content	$719	$750	$675	$1,077	$966	$1,007	34%
Marketing	$201	$217	$209	$307	$298	$322	48%
General and administrative	$142	$142	$132	$184	$175	$182	29%
Total stock-based compensation expense	$1,350	$1,417	$1,274	$1,971	$1,779	$1,840	30%
Other
WW shipping costs	$6,568	$9,041	$7,320	$8,134	$9,608	$12,884	43%
WW shipping costs -- Y/Y growth	22%	23%	21%	36%	46%	43%	N/A
WW paid units -- Y/Y growth (7)	15%	14%	10%	18%	22%	22%	N/A
WW seller unit mix -- % of WW paid units (7)	53%	52%	53%	54%	53%	53%	N/A
Employees (full-time and part-time; excludes contractors & temporary personnel)	613,300	647,500	630,600	653,300	750,000	798,000	23%
Employees (full-time and part-time; excludes contractors & temporary personnel) -- Y/Y growth	13%	14%	12%	13%	22%	23%	N/A
________________________

(1)
Includes product sales and digital media content where we record revenue gross. We leverage our retail infrastructure to offer a wide selection of consumable and durable goods that includes media products available in both a physical and digital format, such as books, music, videos, games, and software. These product sales include digital products sold on a transactional basis. Digital product subscriptions that provide unlimited viewing or usage rights are included in “Subscription services.”

(2)
Includes product sales where our customers physically select items in a store. Sales from customers who order goods online for delivery or pickup at our physical stores are included in “Online stores.”

(3)	Includes commissions and any related fulfillment and shipping fees, and other third-party seller services.

(4)	Includes annual and monthly fees associated with Amazon Prime memberships, as well as audiobook, digital video, digital music, e-book, and other non-AWS subscription services.

(5)	Primarily includes sales of advertising services, as well as sales related to our other service offerings.

(6)	As a result of revenue recognition accounting guidance adopted on January 1, 2018, certain advertising services are classified as revenue rather than a reduction in cost of sales.

(7)	Excludes the impact of Whole Foods Market.

Amazon.com, Inc.
Certain Definitions
Customer Accounts

•
References to customers mean customer accounts established when a customer places an order through one of our stores. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions, Amazon Payments customers, AWS customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

Seller Accounts

•
References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

AWS Customers

•
References to AWS customers mean unique AWS customer accounts, which are unique customer account IDs that are eligible to use AWS services. This includes AWS accounts in the AWS free tier. Multiple users accessing AWS services via one account ID are counted as a single account. Customers are considered active when they have had AWS usage activity during the preceding one-month period.

Units

•
References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers in our stores as well as Amazon-owned items sold in other stores. Units sold are paid units and do not include units associated with AWS, certain acquisitions, certain subscriptions, rental businesses, or advertising businesses, or Amazon gift cards.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Dave Fildes, amazon-ir@amazon.com	Dan Perlet, amazon-pr@amazon.com
amazon.com/ir	amazon.com/pr